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                                                                    EXHIBIT 23.2


                       [Letterhead of Arthur Andersen LLP]



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports on the financial statements of Moll PlastiCrafters Limited Partnership, The Hanning Companies and Somomeca Industries, and to all references to our firm included in or made a part of this registration statement of Moll Industries, Inc., relating to the registration if its 10.5% Senior Subordinated Notes due 2008.


                                               /s/ Arthur Andersen LLP



Nashville, Tennessee
November 25, 1998